Exhibit 4.2

Execution Version

MercadoLibre, Inc.

$700,000,000 3.125% Notes due 2031

$400,000,000 2.375% Sustainability Notes due 2026

Guaranteed by

MercadoLibre S.R.L.
Ibazar.com Atividades de Internet Ltda.
EBazar.com.br Ltda.
Mercado Envios Serviços de Logistica Ltda.
MercadoPago.com Representações Ltda.
MercadoLibre Chile Ltda.
MercadoLibre, S. de R.L. de C.V.
DeRemate.com de México, S. de R.L. de C.V.
MercadoLibre Colombia Ltda.

FIRST SUPPLEMENTAL INDENTURE
Dated as of January 14, 2021

The Bank of New York Mellon,

as Trustee, Registrar, Paying Agent
and Transfer Agent

First Supplemental Indenture (this “First Supplemental Indenture”) dated as of January 14, 2021 by and among MercadoLibre, Inc. (the “Company”), the Subsidiary Guarantors (as defined herein), and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent, and transfer agent.

RECITALS

A.           The Company and the Trustee, executed and delivered an Indenture, dated as of January 14, 2021 (the “Base Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments evidencing its indebtedness. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is herein referred to as the “Indenture.”

B.           The Company has authorized the issuance of U.S.$700,000,000 principal amount of 3.125% Notes due 2031 (the “2031 Notes”) and U.S.$400,000,000 principal amount of 2.375% Sustainability Notes due 2026 (the “2026 Sustainability Notes” and collectively with the 2031 Notes, the “Notes”).

C.           The Company and the Subsidiary Guarantors desire to enter into this First Supplemental Indenture pursuant to Section 2.16 and Section 10.1 of the Base Indenture to (i) establish the terms of the Notes and in accordance with Section 2.2 of the Base Indenture, (ii) establish the form of the Notes in accordance with Section 2.2.12 and Section 2.3, each of the Base Indenture, (iii) establish the terms and form of the Note Guarantees (as defined herein) in accordance with Section 2.2.22 and Section 2.16, each of the Base Indenture and (iv) change certain provisions of the Base Indenture with respect to the Notes.

D.           All things necessary to make this First Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1.        Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Additional Amounts” has the meaning assigned to it in Section 2.7.2.

“Additional Subsidiary Guarantor” has the meaning assigned to it in Section 2.5.1.

“Additional Note Guarantee” has the meaning assigned to it in Section 2.5.1.

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person.  Acquired Indebtedness will be deemed to have been Incurred at the time such Person becomes a Subsidiary or at the time it merges or consolidates with the Company or a Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange at the relevant time.

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the applicable rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Securities of all Series then outstanding under this Indenture).

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP.  For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP. Notwithstanding the foregoing, the obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations.

“Certificated Note” means a definitive note in registered non-global certificated form.

“Change of Control” means the occurrence of one or more of the following events:

(1)          the direct or indirect sale, conveyance, assignment, transfer, lease or other disposition (other than by way of merger or consolidation), in one or more transactions or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(2)          the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (including any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)) is or becomes the “beneficial owner” (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the Voting Stock of the Company (including any Surviving Entity) measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i)(A) the Company becomes a wholly-owned Subsidiary of a holding company and (B) the Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction, (ii) pursuant to a transaction in which the shares of the Voting Stock of the Surviving Entity immediately after giving effect to such transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (iii) the “person” referenced in clause (2) of the preceding sentence previously became the beneficial owner of the Company’s Voting Stock so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have if not for the waiver of such requirement by the Holders of the Notes).

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 2.1, which shall be sent to each record Holder as shown on the Note Register within 30 days following the date upon which a Change of Control Repurchase Event occurred, with a copy to the Trustee, in the manner provided for in Section 10.1 of the Base Indenture and which notice shall govern the terms of the Change of Control Offer and shall state:

(1)          that a Change of Control Repurchase Event has occurred, the circumstances or events causing such Change of Control Repurchase Event and that a Change of Control Offer is being made pursuant to Section 2.1, and that all Notes that are timely tendered shall be accepted for payment;

(2)          the Change of Control Payment, and the Change of Control Payment Date;

(3)          that any Notes or portions thereof not tendered or accepted for payment shall continue to accrue interest;

(4)          that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5)          that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer shall be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)          that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7)          that any Holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof;

(8)          that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part shall be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion shall be equal in principal amount to U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof;

(9)          that the Trustee shall return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases and decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10)        that the Company will have the right, upon prior notice, to redeem all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the Redemption Date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Outstanding Notes prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event in accordance with Section 2.1.6.

 “Change of Control Offer” has the meaning assigned to it in Section 2.1.2.

“Change of Control Payment” has the meaning assigned to it in Section 2.1.1.

“Change of Control Payment Date” means a Business Day at least 30 days but no more than 60 days subsequent to the date on which the Change of Control Notice is given (other than as may be required by applicable law).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.

“Code” has the meaning assigned to it in Section 2.7.3.8.

“Commodity Agreement” means, with respect to any Person, any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis, as shown on the most recent quarterly financial statements of the Company provided to the Trustee pursuant to Section 4.5 of the Base Indenture (or required to be provided thereunder), calculated in accordance with GAAP and on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations or assets by the Company and its Subsidiaries subsequent to such date and on or prior to the date of determination.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed solely to hedge foreign currency risk of such Person.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; provided, further, however, that, if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock will not be deemed to be Disqualified Capital Stock.

“Global Note Legend” means the legend set forth in Section 1.4 hereof, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Exhibit A hereto and that bears the Global Note Legend, issued in accordance with Section 2.1 of the Base Indenture and Section 1.3 hereof.

“Excluded Subsidiary” means any Subsidiary that: (i) is not or ceases to be a Wholly Owned Subsidiary of the Company as a consequence of a third party investing in or acquiring Capital Stock of such Subsidiary for fair market value, as determined in good faith by the Company; (ii) is prohibited or restricted by applicable law or regulation from being or becoming a Subsidiary Guarantor or, if the guarantee of the Notes would require governmental (including regulatory) consent, approval, license or authorization, or is or becomes a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, and in each case, the Company reasonably determines that the granting or maintenance of a Note Guarantee by such Subsidiary is prohibited by, or would be unduly burdensome under, applicable laws or regulations; or (iii) in the case of any Subsidiary other than an Initial Subsidiary Guarantor, the Company reasonably determines that the granting or maintenance of a Note Guarantee by such Subsidiary would result in adverse tax consequences to the Company or any of its Subsidiaries.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Company acting in good faith, and will be evidenced by a Board Resolution.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1)  to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. “Guarantee,” when used as a verb, has a corresponding meaning.  The term “Guarantee” shall not apply to a guarantee of intercompany indebtedness among the Company, the Subsidiary Guarantors and the Subsidiaries or among the Subsidiary Guarantors or the Subsidiaries.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing), provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1)          the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2)          the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)          all Capitalized Lease Obligations of such Person;

(4)          all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts or other short term obligations to suppliers payable within 180 days, in each case in the ordinary course of business);

(5)          all reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent incurred in the ordinary course of business and such obligation is satisfied within 20 Business Days of Incurrence);

(6)          guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)          all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;

(8)          all net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(9)          all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture; and

(b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.

The amount of Indebtedness of any Person at any date will be deemed to be: (i) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations, provided that with respect to contingent obligations related to Permitted Securitization Financings, the amount that would appear as a liability on the balance sheet of such Person in accordance with GAAP; (ii) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (iii) with respect to any Hedging Obligations, the net amount payable if such hedging agreement terminated at that time to default by such Person reasonably determined by the Company on the basis of customary “marked-to-market” methodology; and (iv) otherwise, the outstanding principal amount thereof.

“Indirect Participant” means any entity that, with respect to the Depositary, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Initial Subsidiary Guarantors” mean MercadoLibre S.R.L., eBazar.com.br Ltda., Ibazar.com Atividades de Internet Ltda., MercadoEnvios Servicos de Logistica Ltda., MercadoPago.com Representações Ltda., DeRemate.com de México, S. de R.L. de C.V., MercadoLibre, S. de R.L. de C.V., MercadoLibre Chile Ltda. and MercadoLibre Colombia Ltda.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes set forth in the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maturity Date” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption, exercise of the repurchase right or otherwise.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Note Guarantee” means the Guarantee by a Subsidiary Guarantor of the Company’s obligations under the Indenture and the Notes, pursuant to the provisions of the Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Liens” means any of the following Liens:

(1)   Liens existing on the Issue Date and any extension, renewal or replacement thereof, so long as the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property);

(2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings;

(3)   (a) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (b) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Indenture to which the Company or any Subsidiary is a party;

(4)   Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, customs duties, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)   Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Company or any of its Subsidiaries;

(7)     Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8)     Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Subsidiary, including rights of offset and set-off;

(9)     (i) Liens for taxes, assessments or other governmental charges, and (ii) attachment or judgment Liens, in each case, which are being contested in good faith by appropriate proceedings, provided that reserves or other appropriate provisions, if any, as may be required pursuant to GAAP have been made in respect thereof;

(10)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company or any of its Subsidiaries or to the ownership, lease or sublease of properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Subsidiaries;

(11)   deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Company or its Subsidiaries and any Liens thereon;

(12)   Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(13)   Liens in favor of the government of Argentina, Brazil, Mexico, Chile, Colombia and the United States or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Company or any of its Subsidiaries is subject;

(14)   Liens securing the Notes or any guarantees of the Notes;

(15)   Liens securing Hedging Obligations;

(16)   Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

(17)   Liens securing Acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that:

              (a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary; and

(b) such Liens do not extend to or cover any property of the Company or any Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary.

(18)   purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred (or guarantees in respect thereof) to finance the acquisition or leasing of property of the Company or a Subsidiary; provided that:

(a) the related Purchase Money Indebtedness does not exceed the cost of such property and will not be secured by any property of the Company or any Subsidiary other than the property so acquired; and

(b)  the Lien securing such Indebtedness will be created within 365 days of such acquisition;

(19)   Liens granted to secure Indebtedness from, directly or indirectly, any international or multilateral development bank, government-sponsored agency, export-import bank or agency, or official export-import credit insurer;

(20)   Liens incurred in connection with a Permitted Securitization Financing; or

(21)   Liens securing an amount of Indebtedness or Attributable Debt outstanding at any one time not to exceed the greater of (a) U.S.$1,147.5 million (or the equivalent in other currencies) or (b) 20% of Consolidated Total Assets.

For purposes of determining compliance with this covenant, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and of any other available exemption, and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with the categories of Permitted Liens.

“Permitted Securitization Financing” means any of one or more financing facilities in respect of accounts receivables, credit card receivables, credit loans or any rights to receive payments in the ordinary course of business (whether in the form of a securitization, factoring, discounting, individual or global/bulk assignment or other similar financing transaction) the obligations of which are non-recourse to the Company or any Subsidiary (other than a Securitization Subsidiary or other Person that is not a Subsidiary), except for customary representations, warranties, covenants, indemnities, legal or regulatory obligations with respect to the validity or existence of the assigned, discounted or secured right, and other customary carve outs or guarantees in connection with such facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Prospectus” means the prospectus or supplemental prospectus of the Notes.

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Rating Downgrade Event” means the rating on the Notes is lowered from their rating then in effect as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (or pending Change of Control) by at least two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control and (ii) the first public notice of the intention by the Company to effect a Change of Control, and ending 60 days thereafter (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).  In the event that less than two Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, then a “Rating Downgrade Event” shall be deemed to have occurred during that Trigger Period.  Notwithstanding the foregoing, no Rating Downgrade Event will be deemed to have occurred as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control unless and until such Change of Control has actually been consummated.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Indenture.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” have correlative meanings.

“Relevant Jurisdiction” has the meaning assigned to it in Section 2.7.2.

“S&P” means Standard & Poor’s Rating Service or any successor thereto“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property for a sale price of U.S. $15 million (or its equivalents in other currencies) or more.

“Securitization Subsidiary” means a Subsidiary of the Company

(1) that is designated a “Securitization Subsidiary” by the Board of Directors;

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Securitization Financings and any activity necessary, incidental or related thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a) is Guaranteed by the Company or any other Subsidiary of the Company,

(b) is recourse to or obligates the Company or any other Subsidiary of the Company in any way, or

(c) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof; and

(4) with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results;

provided that, in respect of clauses (3) and (4), customary recourse pursuant to the definition of Permitted Securitization Financing shall be allowed.

“Subsidiary Guarantor” means the Initial Subsidiary Guarantors and any other Subsidiary (other than an Excluded Subsidiary) that becomes a guarantor in respect of Triggering Indebtedness.

“Tax” has the meaning assigned to it in Section 2.7.1.

“Triggering Indebtedness” means (i) any U.S. Dollar or Euro debt securities of the Company (other than the Notes) issued in the international capital markets, or (ii) any bilateral or syndicated credit facility extended by any financial institutions to the Company that has an aggregate principal amount at any one time outstanding in excess of U.S.$100 million.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.2.        Terms of the Notes.

The following terms relate to the Notes:

(1)          The 2031 Notes and the 2026 Sustainability Notes shall each constitute a separate Series of Securities under the Base Indenture having the title “3.125% Notes due 2031” and “2.375% Sustainability Notes due 2026,” respectively.

(2)          The aggregate principal amount of the 2031 Notes issued on the Issue Date (the “Initial 2031 Notes”) that may be initially authenticated and delivered under the Indenture shall be U.S.$700,000,000 of such Notes. The aggregate principal amount of the 2026 Sustainability Notes issued on the Issue Date (the “Initial 2026 Sustainability Notes”) that may be initially authenticated and delivered under the Indenture shall be U.S.$400,000,000 of such Notes. The Company may from time to time, without the consent of the Holders of such Notes, in one or more transactions, issue additional 2031 Notes (in any such case, “Additional 2031 Notes”) or 2026 Sustainability Notes (in any such case, “Additional 2026 Sustainability Notes” and, together with the Additional 2031 Notes, “Additional Notes”) having substantially identical terms (other than issue price, Issue Date and date from which the interest will accrue) as the Initial 2031 Notes or the Initial 2026 Sustainability Notes, respectively, and will carry the same right to receive accrued and unpaid interest, as such Initial 2031 Notes or Initial 2026 Sustainability Notes previously outstanding. Any such Additional 2031 Notes together with the Initial 2031 Notes, and any such Additional 2026 Sustainability Notes together with the Initial 2026 Sustainability Notes, shall each consolidate and form a single Series of Securities under the Indenture, including, among other things, the right to vote together with Holders of the relevant Notes issued on the Issue Date as one class, and all references to the “Notes” shall include the Initial 2031 Notes and the Additional 2031 Notes, as applicable, and the Initial 2026 Sustainability Notes and the Additional 2026 Sustainability Notes, as applicable, unless the context otherwise requires; provided, however, that a separate CUSIP or ISIN shall be issued for each of the Additional 2031 Notes and the Additional 2026 Sustainability Notes, unless such Additional Notes are issued pursuant to a “qualified reopening” of the relevant original Series of Securities, are otherwise treated as part of the same “issue” of debt instruments as the original

Series of Securities or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Such Additional Notes will also be guaranteed by the Subsidiary Guarantors (with the same ranking as the Note Guarantee for the initial Notes of such Series). The aggregate principal amount of the Additional 2031 Notes and Additional 2026 Sustainability Notes that may be issued shall be unlimited.

(3)          The 2031 Notes shall mature on January 14, 2031 unless earlier redeemed in accordance with the terms of the Notes and the Indenture. The 2026 Sustainability Notes shall mature on January 14, 2026 unless earlier redeemed in accordance with the terms of the Notes and the Indenture.

(4)        Interest on the 2031 Notes will accrue at the rate of 3.125% per year and interest on the 2026 Sustainability Notes will accrue at the rate of 2.375% per year, and each shall be payable semi-annually in arrears on January 14 and July 14 of each year, commencing on July 14, 2021. Payments will be made to the persons who are registered Holders at the close of business on the January 1 and July 1, as the case may be, immediately preceding the applicable Interest Payment Date (whether or not a Business Day). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(5)          The Notes will be issued in the form of one or more Global Notes without coupons and registered in the name of a nominee of The Depository Trust Company, New York, New York (“DTC”), as Depositary. The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated and payable in U.S. Dollars and will be issuable in minimum denominations of U.S.$200,000 and any integral multiple of U.S.$1,000 in excess thereof.

(6)          The Notes may be redeemed prior to their respective Maturity Date, as provided in Section 2.1, Article IV of the Base Indenture and under the captions “Optional Redemption” and “Mandatory Repurchase Provisions” in the Notes.

(7)          The Notes will not be entitled to the benefit of any mandatory sinking fund.

(8)          Except as provided in Section 1.3, Section 1.5 and Article II hereof and under the captions “Optional Redemption” and “Mandatory Repurchase Provisions” in the Notes, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(9)          The Notes will:

(a)                 be senior unsecured obligations of the Company;

(b)                 rank equal in right of payment with all other existing and future senior unsecured indebtedness of the Company;

(c)                 rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any;

(d)                 be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;

(e)                 be effectively subordinated to obligations of the Company preferred by statute or by operation of law;

(f)                  be guaranteed by each Subsidiary Guarantor with such Note Guarantee ranking equal in right of payment with all other existing and future senior unsecured indebtedness of such Subsidiary Guarantor, except for statutory priorities under applicable local law; and

(g)                 be effectively subordinated to all existing and future indebtedness of any Subsidiary that does not provide a Note Guarantee.

(10)        The Notes are not convertible into Common Stock or other securities of the Company.

(11)        The covenants set forth in Articles V and VI of the Base Indenture and the Events of Default and other provisions set forth in Article VII of the Base Indenture shall be applicable to the Notes.

(12)        The Notes shall be issued as Unrestricted Securities.

Section 1.3.        Transfer and Exchange.

1.3.1       Transfer and Exchange of Global Notes.  This Section 1.3.1 replaces the second paragraph of Section 2.14.2 of the Base Indenture with respect to the Notes only.

 Except as provided in Section 2.14.2 of the Base Indenture, a Global Note may not be transferred except as a whole by the Depositary with respect to such Global Note to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.7 of the Base Indenture, as amended by Section 1.3.5.

1.3.2       Transfer and Exchange of Beneficial Interests in the Global Notes.  This Section 1.3.2 shall apply with respect to the Notes only.

The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (a) or (b) below, as applicable, as well as one or more of the other following subparagraphs, as applicable.

(a)          Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 1.3.2(a).

(b)          All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 1.3.2(a) above, the transferor of such beneficial interest must deliver to the Registrar either:

(a)                   both:

(1)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)         instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b)                  both:

(1)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)         instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 1.3.4 of this First Supplemental Indenture.

1.3.3       Transfer and Exchange of Certificated Notes for Certificated Notes.  This Section 1.3.3 shall apply with respect to the Notes only.

Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 1.3.3, the Registrar will register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, reasonably required by the Registrar.

1.3.4       Cancellation and/or Adjustment of Global Notes.  This Section 1.3.4 shall apply with respect to the Notes only.

At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interests in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

1.3.5       General Provisions Relating to Transfers and Exchanges.  This Section 1.3.5 shall replace Section 2.7 of the Base Indenture with respect to the Notes only.

(a)          To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Certificated Notes upon receipt of a Company Order in accordance with Section 2.3 of the Base Indenture.

(b)          No service charge will be made to a holder of a beneficial interest in a Global Note, a Holder of a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve tax, documentary, transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.7, Section 3.6 or Section 9.6, each of the Base Indenture).

(c)          The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)          All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(e)          Neither the Registrar nor the Company will be required:

(a)                 to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 of the Base Indenture, as amended by this First Supplemental Indenture, and ending at the close of business on the day of selection;

(b)                 to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c)                 to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

1.3.6       Holders.  This Section 1.3.6 shall replace Section 2.14.6 of the Base Indenture with respect to the Notes only.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Section 1.4.        Legend. This Section 1.4 shall replace Section 2.14.3 of the Base Indenture with respect to the Notes only.

The following legend will appear in substantially the following form on the face of each Global Note issued under the Indenture unless specifically stated otherwise in the applicable provisions of the Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 1.3 OF THE FIRST SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1.3 OF THE FIRST SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT TO A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN, BY A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN TO A DEPOSITARY OR TO ANOTHER NOMINEE OR CUSTODIAN OF SUCH DEPOSITARY, OR BY SUCH CUSTODIAN OR DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR CUSTODIAN OR A NOMINEE THEREOF. ACCORDINGLY, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

Section 1.5.        Note Guarantee.

1.5.1      Guarantee. This Section 1.5.1 shall replace Section 3.1(f)(2) of the Base Indenture with respect to the Notes only.

(a)                 Any rights and benefits arising from Articles 775, 776, 777, 829, 830 and 831 (other than with respect to defenses or motions based on documented payment (pago), reduction (quita), extension (espera) or release or remission (remisión), 1583, 1584, 1585 and 1589 (beneficios de excusión y división), 1587, 1588, 1594, 1592, 1596, and 1598 of the Argentine Civil and Commercial Code;

1.5.2       This Section 1.5.2 supplements Section 3.1of the Base Indenture with respect to the Notes only.

(g)                 Each Subsidiary Guarantor fully understands it is of the essence of the Notes and the transactions contemplated hereunder that any and all payments made by any Subsidiary Guarantor under any Guaranteed Obligation is made exclusively in Dollars.  Thus, each Subsidiary Guarantor hereby expressly, unconditionally and irrevocably waives any right (including without limitation any right under Section 765 of the Argentine Civil and Commercial Code) it may have in any jurisdiction to pay any amount under any of the Guaranteed Obligations in a currency other than Dollars.

(h)                 Each Subsidiary Guarantor irrevocably and unconditionally waives the right to invoke any defense in relation to its obligations of paying any amounts due under any of the Guaranteed Obligations, including without limitation, defenses of impossibility, impracticability, frustration of purpose, force majeure, act of God, the theory of unpredictability (teoría de la imprevisión), the sharing efforts principle (principio del esfuerzo compartido) and any other defenses or principles of law existing as of the date hereof or established in the future, for the purpose or avoiding full and timely compliance with its obligations under the Guaranteed Obligations (including, without limitation, Sections 10, 955, 956, 1031, 1032, 1090, 1091, 1730, 1732 and 1733 of the Argentine Civil and Commercial Code).

Section 1.6.        Amendments and Waivers.

1.6.1       With Consent of Holders. This section 1.6.1 supplements the first paragraph of Section 10.2 of the Base Indenture with respect to the Notes only.

(a)          Other modifications to, amendments of, and supplements to, the Indenture, the Notes or the Note Guarantees may be made with the consent of the Holders of a majority in principal amount of the then-outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)         reduce the premium payable upon a Change of Control Repurchase Event or, at any time after a Change of Control Repurchase Event has occurred, (i) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer relating thereto, or (ii) change the time at which the Change of Control Offer relating thereto must be made or at which the Notes of such series must be repurchased pursuant to such Change of Control Offer; or

(2)         make any change to the provisions of the Indenture or the Notes of such series that adversely affects the ranking of the Notes of such series (for the avoidance of doubt, a change to the covenants detailed in Section 2.2 and Section 2.3 shall not be deemed to adversely affect the ranking of the Notes).

ARTICLE II
COVENANTS

Section 2.1.        Change of Control.

2.1.1       Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes of a Series will have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000, provided that the remaining principal amount of such Holder’s Note shall not be less than U.S.$100,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the purchase date (the “Change of Control Payment”).

2.1.2       Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must send a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”). The Change of Control Offer will state, among other things, the Change of Control Payment Date.

2.1.3       On the Business Day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent funds in an amount equal to the Change of Control Payment, in respect of all Notes or portions thereof so tendered.

2.1.4       On the Change of Control Payment Date, as applicable, the Company will, to the extent lawful:

(a)          accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(b)          deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

2.1.5       If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).  Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

2.1.6       The Company will have the right to redeem all of the Notes of a Series at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes of a Series on a relevant record date to receive interest on an interest payment date occurring on or prior to the Redemption Date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Outstanding Notes of a Series prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event.

2.1.7       The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder in connection with the purchase of Notes in connection with a Change of Control Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 2.1, the Company will comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by doing so.

2.1.8       The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in  compliance with the requirements of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) prior to the date the Change of Control Offer is required to be made, the Company has given notice of redemption in respect of all of the Outstanding Notes in accordance with this Indenture.

2.1.9       Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.

Section 2.2.        Limitation on Liens.

2.2.1       The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Notes, the Note Guarantees and all other amounts due under this Indenture equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.  The preceding sentence will not require the Company or any Subsidiary to equally and ratably secure the Notes if the Lien consists of a Permitted Lien.

Section 2.3.        Limitations on Sale and Lease-Back Transactions.

2.3.1       The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any property of such Person, unless either:

(a)          the Company or that Subsidiary would be entitled pursuant to Section 2.2 of this Indenture (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on any such property at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, or

(b)          the Company or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to (1) the retirement, within 12 months after the effective date of the Sale and Lease-Back Transaction, of any of the Company’s Indebtedness ranking at least pari passu with the Notes or Indebtedness of any Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (2) to the acquisition, purchase, construction or improvement of real property or personal property used or to be used by the Company or any of its Subsidiaries in the ordinary course of business.

2.3.2       These restrictions will not apply to:

(a)          transactions providing for a lease term, including any renewal, of not more than three years; or

(b)          transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries.

Section 2.4.        [Reserved.]

Section 2.5.        Additional Note Guarantees.

2.5.1	The Company covenants and agrees that, if at any time after the date hereof, (i) any Subsidiary becomes a guarantor of Triggering Indebtedness, and (ii) such

Subsidiary is not an Excluded Subsidiary, the Company shall, after becoming aware of such event, cause such Subsidiary (an “Additional Subsidiary Guarantor”) to become a Subsidiary Guarantor on terms substantially similar to other Note Guarantees, subject to modifications as determined by the Company in good faith to take into account any legal requirements or limitations applicable to such Subsidiary Guarantor (promptly following the determination in accordance with the terms of this Indenture that such Subsidiary is a Subsidiary Guarantor) by executing a supplemental indenture substantially in the form of Exhibit B hereto and providing the Trustee with an Officer’s Certificate and Opinion of Counsel, in each case within 60 Business Days of such event, and to comply in all respects with the provisions of this Indenture and the Notes, as applicable; provided, however, that each Additional Subsidiary Guarantor will be automatically and unconditionally released and discharged from its obligations under such additional note guarantee (“Additional Note Guarantee”) only in accordance with Section 1.5; and provided further that no Officer’s Certificate shall be required solely pursuant to this 2.5.1 on the Issue Date.

2.5.2
The Company shall notify, in accordance with Section 11.1 of the Base Indenture, the Holders of any execution of a supplemental indenture pursuant to and in accordance with Section 2.5; provided that no notice shall be required solely pursuant to this Section 2.5.2 as a result of the execution of any supplemental indenture pursuant to and in accordance with Section 2.5.1 on the Issue Date.

2.5.3
If a Subsidiary ceases to be an Excluded Subsidiary and still guarantees any Triggering Indebtedness, then the Company shall promptly cause such Subsidiary to become a Subsidiary Guarantor by executing a supplemental indenture.  Further, to the extent a Subsidiary Guarantor becomes an Excluded Subsidiary, the Note Guarantee of such Subsidiary Guarantor shall be released pursuant to Section 1.5.4.

2.5.4
Other than as set forth herein or in any supplemental indenture, the Company shall have the right to designate, in its sole discretion, any Subsidiary as a Subsidiary Guarantor of the Notes as set forth in the Base Indenture. For the avoidance of doubt, the Company shall have the right to release any Subsidiary Guarantor of the Notes pursuant to Section 3.4 of the Base Indenture.

Section 2.6.        [Reserved].

Section 2.7.        Additional Amounts. This Section 2.7 supplements Section 5.4 of the Base Indenture with respect to the Notes only.

2.7.1
Any payments made by the Company or on its behalf in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (each, a “Tax”), unless the withholding or deduction of such Tax is required by law or by official interpretation or administration thereof.

2.7.2
The Company, and each Subsidiary Guarantor, will, subject to the exceptions set forth below, pay to Holders of the Notes such additional amounts (“Additional Amounts”) as may be necessary so that each payment by it (or its paying agent) of interest, premium or principal in respect of the Notes will not be less than the amount provided for in the Notes after deducting or withholding an amount for or on account of any Taxes imposed with respect to that payment by any jurisdiction where a Subsidiary Guarantor is incorporated, resident or doing business for tax purposes or from or through which any such payment is made or any political subdivision thereof (each, a “Relevant Jurisdiction”), or by any taxing authority of a Relevant Jurisdiction.

2.7.3	The Company, and each Subsidiary Guarantor, as applicable, will not be required to pay Additional Amounts to any Holder for or on account of any of the following:

2.7.3.1.
any Taxes that would not have been imposed but for any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of the Holder) and the Relevant Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a Note), including being a resident of such jurisdiction for tax purposes;

2.7.3.2.	any estate, inheritance, capital gains, excise, personal property tax, sales, transfer, gift or similar Taxes;

2.7.3.3.
any Taxes that would not have been imposed but for the failure of the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Jurisdiction, for tax purposes, of the Holder or any beneficial owner of the Note if compliance is required by law, regulation or by an applicable income tax treaty to which the Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax (including withholding taxes payable on interest payments under the Notes) and the Company has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or information;

2.7.3.4.	any Taxes payable otherwise than by deduction or withholding from payments on or in respect of the Notes;

2.7.3.5.
any Taxes with respect to a Note presented for payment, where presentation is required, more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

2.7.3.6.
any Taxes required to be withheld by any paying agent of the Company from any payment of the principal of, or premium or interest on any Note, if such Taxes result from the presentation of any Note for payment and the payment can be made without such withholding or deduction by the presentation of the Note for payment by at least one other reasonably available paying agent of the Company;

2.7.3.7.	any Taxes imposed by the United States, any state thereof, the District of Columbia or any political subdivision of the foregoing;

2.7.3.8.
any Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code;

2.7.3.9.
any payment on the Note to a Holder that is a fiduciary, a partnership, a limited liability company or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership, an interest holder in such a limited liability company or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note; or

2.7.3.10.	in the case of any combination of the items listed above.

2.7.4
The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company has paid any Additional Amount.  Copies of such documentation will be made reasonably available to the Holders of the Notes or the relevant paying agent upon request.

2.7.5
Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium, interest or of any other amount payable in respect of the Notes by the Company, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE III
MISCELLANEOUS

Section 3.1.        Definitions.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture. Unless otherwise stated or the context otherwise requires, all Section references in this Supplemental Indenture shall be to the corresponding Sections herein.

Section 3.2.        Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and any applicable indentures supplemental thereto shall be read, taken and construed as one and the same instrument with respect to the Notes.

Section 3.3.        Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE NOTE GUARANTEES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 3.4.        Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5.        Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this First Supplemental Indenture by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this First Supplemental Indenture.

Section 3.6.        No Benefit.

Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.

Section 3.7.        No Responsibility of the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Notes, the Note Guarantees or this First Supplemental Indenture.  The recitals contained herein shall be taken as the statements solely of the Company or the Subsidiary Guarantors, and the Trustee assumes no responsibility for correctness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

MERCADOLIBRE, INC.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

eBazar.com.br Ltda.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

Ibazar.com Atividades de Internet Ltda.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

MercadoEnvios Servicos de Logistica Ltda.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

MercadoPago.com Representações Ltda.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

[Signature Page to First Supplemental Indenture]

DeRemate.com de México, S. de R.L. de C.V.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

MercadoLibre, S. de R.L. de C.V.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

MercadoLibre Chile Ltda.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

MercadoLibre Colombia Ltda.

By:	/s/ Pedro Arnt
Name: Pedro Arnt
Title: Attorney-in-fact

THE BANK OF NEW YORK MELLON, As Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

[Signature Page to First Supplemental Indenture]

FORM OF $ [  ]% [SUSTAINABILITY] NOTES DUE 20[  ]

[Insert the Global Note Legend]

$ [  ]% [SUSTAINABILITY] NOTES DUE 20[  ]

No. [ ]	$[ ]
CUSIP: [  ]
ISIN: [  ]

MERCADOLIBRE, INC.

promises to pay to Cede & Co., or registered assigns, the principal sum of [              ] Dollars on [•], 20[•] (as modified by the Schedule of Increases and Decreases in the Global Note attached hereto).

Interest Payment Dates:  [•] and [•]

Record Dates: [•] and [•] (whether or not a Business Day)

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions.  Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with the Indenture.

Date: [   ]

MERCADOLIBRE, INC.

By:
Name:
Title:
A-1

CERTIFICATE OF AUTHENTICATION

This is one of the $ [•]% [Sustainability] Notes due 20[•] issued by MercadoLibre, Inc. of the Series designated therein referred to in the within-mentioned Indenture.

Date: [   ]

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory
First Supplemental Indenture

EXHIBIT A
MercadoLibre, Inc.

$ [•]% [Sustainability] Notes due 20[•]

This note is one of a duly authorized Series of debt securities of MercadoLibre, Inc., a Delaware corporation (the “Company”), issued or to be issued in one or more Series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its indebtedness, dated as of December [•], 2020 (the “Base Indenture”), duly executed and delivered by and between the Company, the Subsidiary Guarantors and The Bank of New York Mellon as trustee (the “Trustee”), registrar, paying agent and transfer agent, as supplemented and amended by the First Supplemental Indenture, dated as of January [•], 2021 (the “First Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee. The Base Indenture as supplemented and amended by the First Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in Series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the Series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

1.           Interest.  Interest on the Notes will accrue at the rate of [•]% per year, and shall be payable semi-annually in arrears on [•] and [•] of each year, commencing on [•], 2021. Payments shall be made to the persons who are registered Holders at the close of business on the [•] and [•], as the case may be, immediately preceding the applicable Interest Payment Date (whether or not a Business Day) and at maturity. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
First Supplemental Indenture

2.           Method of Payment.  The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest payment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on the Notes shall be payable in U.S. Dollars, at the office of the Paying Agent maintained for that purpose in accordance with the Indenture, or at the Company’s option, by check mailed to the address of the registered Holder or, with respect to any Global Note or upon application by the Holder of a Certificated Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account.

3.           Registrar, Paying Agent, and Transfer Agent.  Initially, The Bank of New York Mellon will act as Registrar; the initial Paying Agent will be The Bank of New York Mellon, in New York; the initial Transfer Agent will be The Bank of New York Mellon, in New York. The Company may change or appoint any Registrar, Paying Agent or Transfer Agent without notice to any Holder.

4.           Indenture.  The Notes are senior unsecured obligations of the Company and constitute the Series designated on the face hereof as the “$ [•]% [Sustainability] Notes due 20[•]”, initially limited to $[•] in aggregate principal amount. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture and the First Supplemental Indenture. Requests may be made to: MercadoLibre Inc., Posta 4789, 6th Floor, Buenos Aires, Argentina, C1430CRG, Attention: General Counsel.

5.           Optional Redemption.

(a)     Optional Redemption with a Make-Whole Premium. At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes, as provided in Article IV of the Base Indenture, Section 1.2 of the First Supplemental Indenture and in this Section 5.
First Supplemental Indenture

At any time prior to [•], 20[•] ([•] month[s] prior to their Maturity Date) (the “Par Call Date”), the Company will have the right, at its option, to redeem any of the Notes, in whole or in part, at a redemption price equal to the greater of:

(i)      100% of the principal amount of such Notes then outstanding, and

(ii)     the sum of the present value (as determined by the Independent Investment Banker) of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have been payable in respect of such Notes calculated as if such Notes were redeemed on the Par Call Date (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus [•] basis points, plus accrued and unpaid interest on the principal amount being redeemed of the Notes to the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of the Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co.  LLC and J.P.  Morgan Securities
First Supplemental Indenture

LLC or their respective affiliates or successors which are primary United States government securities dealers and not less than one other leading primary United States government securities dealer in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

(b)     Optional Redemption Upon Tax Event.  If the Company determines that, as a result of any amendment to, or change in, the laws or treaties (or any rules or regulations, or if applicable, rulings promulgated thereunder) of any Relevant Jurisdiction, any taxing authority thereof or therein affecting taxation, or any amendment to, or change in an official interpretation or application (including judicial or administrative interpretation or application, as applicable) of such laws, treaties, rules, regulations or rulings, which amendment to, or change in such laws, treaties, rules, regulations or rulings is legislated or promulgated or, in the case of a change in official interpretation or application (including judicial or administrative interpretation or application, as applicable), is announced or otherwise made available on or after the later of the Issue Date and the date a Relevant Jurisdiction becomes a Relevant Jurisdiction, the Company or a Subsidiary Guarantor would be obligated, to pay any Additional Amounts,
First Supplemental Indenture

provided that the Company, in its business judgment, determines that such obligation cannot be avoided by the Company taking reasonable measures available to it, including, without limitation, taking reasonable measures to change the Paying Agent, then, at the Company’s option, all, but not less than all, of the Notes may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest to the Redemption Date due thereon up to but not including the Redemption Date; provided that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Company (or a Subsidiary Guarantor) would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the giving of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:

(i)       an Officer’s Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred; and

(ii)      an Opinion of Counsel from legal counsel in a Relevant Jurisdiction (which may be the Company’s counsel) of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

(c)     Redemption at Par.  The Notes will be redeemable, at any time and from time to time, in whole or in part, at the Company’s option beginning on the Par Call Date, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

Notwithstanding the foregoing, payments of interest on the Notes that are due and payable on or prior to a date fixed for redemption of the Notes
First Supplemental Indenture

shall be payable to the Holders of those Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

(d)     Optional Redemption Procedures.

(i)       Notice of any redemption shall be sent in the manner provided for in Section 11.1 of the Base Indenture at least 10 but not more than 30 days before the Redemption Date to Holders of Notes to be redeemed.

(ii)      The Company may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another person.

(iii)     Notes called for redemption will become due on the date fixed for redemption. The Company will pay the redemption price for the Notes called for redemption including accrued and unpaid interest thereon to but not including the Redemption Date. On and after the Redemption Date, interest will cease to accrue on such Notes as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price including accrued and unpaid interest thereon pursuant to the Indenture. Upon redemption of the Notes by the Company, the redeemed Notes will be cancelled and cannot be reissued.
First Supplemental Indenture

(iv)     If fewer than all of the Notes are being redeemed, the Notes to be redeemed shall be selected as follows: (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange, (2) if the Notes are not so listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or the applicable depositary or (3) if the Notes are not so listed and are not in global form, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000. Upon surrender of any Note redeemed in part, the Holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note. Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the Redemption Date, and, commencing on the Redemption Date, Notes redeemed will cease to accrue interest (unless the Company defaults in the payment of the redemption price).

6.           Mandatory Repurchase Provisions.  Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes will have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000, provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the Change of Control Payment.

The Company will have the right to redeem all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the Redemption Date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Outstanding Notes prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event.
First Supplemental Indenture

Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must make a Change of Control Offer pursuant to a Change of Control Notice.  As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be at least 30 days but not more than 60 days from the date the notice is given, other than as may be required by applicable law.

7.           Denominations, Transfer, Exchange.  The Notes are in registered form in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

8.           Persons Deemed Owners.  The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

9.           Repayment to the Company.  The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or Government Obligations (or proceeds therefrom) held by them at any time upon the written request of the Company.

Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and the Paying Agent with respect to such money shall cease.
First Supplemental Indenture

10.          Amendment, Supplements and Waivers.

(a) Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may, among other things, amend or supplement the Indenture, the Note Guarantees or the Notes to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a Surviving Entity of the obligations of the Company or a Subsidiary Guarantor under the Indenture; to add Note Guarantees or additional guarantees with respect to the Notes or release a Note Guarantee in accordance with the terms of the Indenture; to secure the Notes; to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power thereby conferred upon the Company; to provide for the issuance of Additional Notes; to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the Prospectus; to evidence the replacement of the Trustee as provided for under the Indenture; if necessary, in connection with any release of any security permitted under the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

(b) Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any Default or Event of Default and its consequences under the Indenture (other than regarding a Default or Event of Default in the payment of the principal of, premium, if any, or interest or Additional Amounts, if any, on the Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of, the Indenture, or the Notes, or the Notes Guarantees may be waived with the written consent of the Holders of a majority in principal amount of the then Outstanding Notes, except that, without the consent of each Holder affected thereby, no amendment may (with respect to any Notes held by a non-consenting Holder of Notes):reduce the percentage of the principal amount of the outstanding Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes; change any place of payment where the principal of or interest on the Notes is
First Supplemental Indenture

payable; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; make any Notes payable in money other than that stated in the Notes; make any change in the provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on the Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of outstanding Notes to waive Defaults or Events of Default; reduce the premium payable upon a Change of Control Repurchase Event or, at any time after a Change of Control Repurchase Event has occurred, (i) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer relating thereto or (ii) change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture; make any change in the Additional Amounts provisions of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from any applicable taxes; or make any change to the provisions of the Indenture or the Notes that adversely affects the ranking of the Notes (for the avoidance of doubt, a change to the covenants described in Section 2.2 and Section 2.3 of the First Supplemental Indenture shall not be deemed to adversely affect the ranking of the Notes).

11.         Defaults and Remedies.  If an Event of Default for the Company’s Notes occurs and is continuing (other than an Event of Default referred to in Section 7.1(a)(6) of the Base Indenture), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the unpaid principal of and premium, if any, and accrued and unpaid interest on all such Notes to be immediately due and payable by notice in writing to the Company (if given by the Trustee or the Holders) and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration”. If an Event of Default referred to in Section 7.l(a)(6) of the Base Indenture occurs with respect to the Company the then unpaid principal of and premium, if any and accrued and unpaid interest on the Company’s Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
First Supplemental Indenture

12.         Trustee May Hold Notes.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. However, the Trustee is subject to Section 8.10 and Section 8.11 of the Base Indenture.

13.         No Personal Liability of Directors, Officers, Employees and Certain Others.  No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or any Subsidiary Guarantor will have any liability for or any obligations of the Company or any Subsidiary Guarantor under the Indenture or the Notes, or the Note Guarantee or for any claims based on, in respect of or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under corporate law of the State of Delaware.

14.         Discharge of Indenture.  The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15.         Authentication.  This Note shall not be valid until the Trustee signs, by manual, facsimile or electronic signature, the certificate of authentication attached to the other side of this Note.

16.         Additional Amounts.  The Company is obligated to pay Additional Amounts on this Note to the extent provided in the Indenture.

17.         Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Governing Law.  THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE NOTE GUARANTEES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES
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THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
First Supplemental Indenture

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: __________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
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Signature Guarantee:
________________________________
___________
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar

First Supplemental Indenture

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have part of this Note purchased by the Company pursuant to Section 2.1 of the First Supplemental Indenture, state the principal amount (which must be an integral multiple of U.S.$1,000, provided that the principal amount is not less than U.S.$200,000) that you want to have purchased by the Company:

U.S.$_________________

Date:_________________	Your Signature: __________________________________________________________

(Sign exactly as your name appears on the other side of the Note)

Tax Identification No.:
Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.
First Supplemental Indenture

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
FOR ADDITIONAL NOTE GUARANTEE

This Supplemental Indenture, dated as of [__________] (this “Supplemental Indenture”), among [name of Subsidiary], a [________] [corporation][limited liability company] (the “Additional Subsidiary Guarantor”), MercadoLibre, Inc., a Delaware Corporation (together with its successors and assigns, the “Company”) and The Bank of New York Mellon, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Trustee and the Subsidiary Guarantors named therein (each a “Subsidiary Guarantor” and together the “Subsidiary Guarantors”) have heretofore executed and delivered an Indenture, dated as of [ ], 2020 (the “Base Indenture,” and as amended and supplemented by the First Supplemental Indenture, dated as of [ ], 2021 (the “First Supplemental Indenture,” the “Indenture”), providing for the issuance of $ [ ]% Notes due 20[] of the Company and of $ [ ]% SustainabilityNotes due 20[] of the Company (collectively, the “Notes”); and

WHEREAS, pursuant to Section 10.1 of the Base Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
First Supplemental Indenture

ARTICLE I
DEFINITIONS
Section 1.1         Defined Terms.  Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1         Agreement to be Bound.  The Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.  The Additional Subsidiary Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.2         Note Guarantees.

(a)     The Additional Subsidiary Guarantor hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that (i) the principal of, premium on, if any, and interest, if any, on, the Notes and all other amounts payable by the Company under the Indenture will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder (such guaranteed obligations, the “Guaranteed Obligations”) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.
First Supplemental Indenture

(b)     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Additional Subsidiary Guarantor, together with the Subsidiary Guarantors, will be obligated to pay the same immediately. The Additional Subsidiary Guarantor agrees that its Note Guarantee is a guarantee of payment and not a guarantee of collection.

(c)     The Additional Subsidiary Guarantor hereby agrees that its obligations under its Note Guarantee are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes or the Trustee with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Subsidiary Guarantor. The Additional Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged with respect to the Notes except by complete performance of the obligations contained in the Notes and the Indenture.

(d)     If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar officer acting in relation to either the Company or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, each Subsidiary Guarantor’s Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(e)     The Additional Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders with respect to the Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby with respect to the Notes. The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII of the Base Indenture for the purposes of the Subsidiary Guarantors’ Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing
First Supplemental Indenture

such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII of the Base Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by any Subsidiary Guarantor for the purpose of such Subsidiary Guarantor’s Note Guarantee.

(d)     The Additional Subsidiary Guarantors further expressly waives irrevocably and unconditionally:

(i)      Any right it may have to first require any Holder to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) before claiming from it under this Indenture;

(ii)     Any rights and benefits arising from Articles 775, 776, 777, 829, 830 and 831 (other than with respect to defenses or motions based on documented payment (pago), reduction (quita), extension (espera) or release or remission (remisión), 1583, 1584, 1585 and 1589 (beneficios de excusión y división), 1594, 1592, 1596 and 1598 of the Argentine Civil and Commercial Code;

(iii)    Any rights to the benefits of orden, excusión, división, quita and espera arising from Articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2837, 2839, 2840, 2845, 2846, 2847 and any other related or applicable Articles that are not explicitly set forth herein because of the Subsidiary Guarantor’s knowledge thereof, of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and for the Federal District of Mexico;

(iv)    Any rights to the benefits of ordem arising from Article 827 and any other related or applicable Articles that are not explicitly set forth herein because of the Guarantor’s knowledge thereof, of the Brazilian Civil Code (Código Civil Brasileiro);

(v)     Any rights to the beneficio de excusión contemplated in Section 2357 of the Chilean Civil Code (Código Civil de Chile), the beneficio de división contemplated in Section 2367 of the Chilean Civil Code; the right granted to any
First Supplemental Indenture

Guarantor incorporated under the laws of Chile under Section 2355 of the Chilean Civil Code; the right or possibility of withdraw upon the non-existence of the primary obligation, as contemplated by Section 2339 of the Chilean Civil Code and the right granted to any Guarantor incorporated under the laws of Chile by Section 1649 of the Chilean Civil Code in the case of mere extension of the term of the Securities;

(vi)    Any right to which it may be entitled to have the assets of the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) first be used, applied or depleted as payment of the Company’s or the Additional Subsidiary Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by the Additional Subsidiary Guarantors hereunder; and

(vii)   Any right to which it may be entitled to have claims hereunder divided among the Subsidiary Guarantors and the Additional Subsidiary Guarantor.

Section 2.3         Limitation on Liability; Termination, Release and Discharge.

(a)     The Additional Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirm that it is the intention of all such parties that the Guarantee of the Additional Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Additional Subsidiary Guarantor hereby irrevocably agree that the obligations of the Additional Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Additional Subsidiary Guarantor that are relevant under such laws, result in the obligations of the Additional Subsidiary Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(b)     The Note Guarantee of an Additional Subsidiary Guarantor shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Additional
First Supplemental Indenture

Subsidiary Guarantor, the Company or the Trustee is required for the release of such Additional Subsidiary Guarantor’s Note Guarantee upon:

(1)         the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Additional Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Additional Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture;

(2)         a Legal Defeasance or a Covenant Defeasance of the Notes pursuant to Article IX of the Base Indenture;

(3)         a satisfaction and discharge of this Indenture pursuant to Section 9.5 of the Base Indenture;

(4)         the release or discharge of the Note Guarantee by such Additional Subsidiary Guarantor of the Triggering Indebtedness or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor; or

(5)         such Additional Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary;

provided, in each case, such transactions are carried out pursuant to and in accordance with all applicable covenants and provisions thereof. At the option of the Company, the release of a Subsidiary Guarantor may be evidenced by the delivery of an Officer's Certificate to the Trustee.

Section 2.4         Right of Contribution.  If the Additional Subsidiary Guarantor makes a payment or distribution under its Note Guarantee, it will be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount, based on the net assets of each Subsidiary Guarantor and the Additional Subsidiary Guarantor determined in accordance with GAAP.  The provisions of this Section 2.4 shall in no respect limit the obligations and liabilities of the Additional Subsidiary Guarantor to the Trustee and the Holders and the Additional Subsidiary Guarantor
First Supplemental Indenture

shall remain liable to the Trustee and the Holders for the full amount guaranteed by the Additional Subsidiary Guarantor hereunder.

Section 2.5         No Subrogation. The Additional Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash or Cash Equivalents of all Guaranteed Obligations. If any amount shall be paid to the Additional Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full in cash or Cash Equivalents, such amount shall be held by the Additional Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of the Additional Subsidiary Guarantor, and shall, forthwith upon receipt by the Additional Subsidiary Guarantor, be turned over to the Trustee in the exact form received by the Additional Subsidiary Guarantor (duly endorsed by the Additional Subsidiary Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE III
MISCELLANEOUS

Section 3.1         Notices.  Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the Additional Subsidiary Guarantor.

Section 3.2         Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3         Governing Law, etc.  This Supplemental Indenture shall be governed by the provisions set forth in Section 11.10 of the Base Indenture.

Section 3.4         Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
First Supplemental Indenture

Section 3.5         Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6         Duplicate and Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  One signed copy is enough to prove this Supplemental Indenture.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

Section 3.7         Headings.  The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.8         The Trustee.  The recitals in this Supplemental Indenture are made by the Company and the Additional Subsidiary Guarantor only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.  The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Company, or the validity or sufficiency of this Supplemental Indenture and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof.  The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.
First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MERCADOLIBRE, INC.

By:
Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], as Additional Subsidiary Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

A-26